Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ATLANTIC COASTAL ACQUISITION CORP. II”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF DECEMBER, A.D. 2023, AT 3:56 O`CLOCK P.M.

5936929 8100 SR# 20234242482	Authentication: 204845071 Date: 12-18-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ATLANTIC COASTAL ACQUISITION CORP. II

Pursuant to Section 242 of the

Delaware General Corporation Law

ATLANTIC COASTAL ACQUISITION CORP. II (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is Atlantic Coastal Acquisition Corp. II. The Corporation’s Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on May 20, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on January 18, 2022 (the “Amended and Restated Certificate of Incorporation”). An Amendment to the Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on April 18, 2023 (the “First Amendment to the Amended and Restated Certificate of Incorporation”).

2.

This Amendment No. 2 to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment to the Amended and Restated Certificate of Incorporation.

3.

This Amendment No. 2 to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.l(b) of Article IX is hereby amended and restated to read in full as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 2, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) not previously properly redeemed in accordance with clause (iii) below if the Corporation is unable to complete its initial Business Combination by March 19, 2024 (the “Termination Date”) (or up to September 19, 2024, if applicable in accordance with this Section 9.1(b)) or such earlier date as determined by the Board and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Certificate as described in Section 9. 7 hereof. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, the Board may, without another stockholder vote, elect to extend the period of time to consummate a Business Combination on a monthly basis for up to six times by an additional one month each time after March 19, 2024, by resolution of the Board if requested by Atlantic Coastal Acquisition Management II LLC (the “Sponsor”), and upon five days’

State of Delaware Secretary of State Division of Corporations Delivered 03:56 PM 12/15/2023 FILED 03:56 PM 12/15/2023 SR 20234242482 - File Number 5936929

advance notice prior to the applicable Termination Date, until September 19, 2024, provided that the Sponsor (or one or more of its affiliates or permitted designees) (the “Payor”) will deposit into the Trust Account the lesser of$10,000 or $0.015 for each then-outstanding Offering Share for each such monthly extension for an aggregate deposit of up to the lesser of $60,000 or $0.09 for each then-outstanding Offering Share (if all six additional monthly extensions are exercised).

5.	The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

“In the event that the Corporation has not consummated an initial Business Combination by the Termination Date (or up to September 19,2024, if applicable in accordance with Section 9.1(b) above) or such earlier date as determined by the Board, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (I 0) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

6.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

“Additional Redemption Rights. If, in accordance with Section 9.1(a) hereof, any amendment is made to this Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Termination Date (or up to September 19, 2024, if applicable in accordance with Section 9.1(b) above) or such earlier date as determined by the Board or (b) with respect to any other material provisions of this Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

IN WITNESS WHEREOF, Atlantic Coastal Acquisition Corp. II has caused this Amendment No. 2 to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this day of December 15, 2023.

ATLANTIC COASTAL ACQUISITION CORP. ll

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Chief Executive Officer